UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2009 (December 1, 2009)

XFONE, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

Commission File No. 001-32521

11-3618510
(I.R.S. Employer Identification Number)

5307 W. Loop 289
Lubbock, Texas 79414
 (Address of principal executive offices) (Zip Code)

806-771-5212
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03                      Creation of a Direct Financial Obligation.

On December 1, 2009, the Company issued a series of promissory notes in the aggregate amount of approximately $875,000 to various lenders who are either affiliates of the Company or people related to certain affiliates and/or business partners of the Company.  The notes bear interest at rates between 0% and 10% and mature between one month and one year from issuance.  Certain of the notes are prepayable and contain no prepayment penalties.  A one month note in the amount of approximately $133,000 bears no interest unless it is not paid at maturity and then such loan bears interest at 2% per month until repaid.  The notes are guaranteed by certain subsidiaries of the Company.  The notes were approved by the Company’s Board of Directors and its Audit Committee, with appropriate abstentions.  The proceeds of the notes will be utilized to repay obligations under the Company’s Series A Bonds.

Item 8.01                      Other Events

Payment on Series A Bonds

Background

As previously disclosed on a Current Report on Form 8-K dated November 30, 2009 of Xfone, Inc. (the “Company”), upon the request and instructions of the Tel Aviv Stock Exchange (the “TASE”) to the Company, the Company’s first payment in respect of the principal and interest which was due on December 1, 2009 to the holders of its Series A Bonds, in the amount of NIS 10,000,000 ($2,649,006.6), will be paid in two installments.

Recent Development

The first installment in an amount of NIS 3,735,399.26 ($989,509.7), which constitutes the current interest payment of the Series A Bonds, was paid on December 1, 2009. In accordance with the operating schedule published by the TASE on December 1, 2009, the remaining portion, in the amount of NIS 6,264,600.74 ($1,659,496.9), which represents 45.96% of the current due principal payment of the Series A Bonds, will be paid to the holders of the Series A Bonds on December 4, 2009.

All of the above US Dollar amounts are calculated with an exchange rate of 3.775.

Item 9.01                       Financial Statements and Exhibits

(a)            Not applicable.
(b)            Not applicable.
(c)            Not applicable.
(d)            None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xfone, Inc.

Date: December 1, 2009	By:	/s/ Guy Nissenson
Guy Nissenson
President, Chief Executive Officer and Director